                              CONSULTING AGREEMENT

           This Consulting Agreement (the "Agreement"), made as of the Effective Date (as that term is defined in Section 7(a) below), by and between AvalonBay Communities, Inc. (the "Company," a term which for purposes of this Agreement includes its related or affiliated entities) and Gilbert M. Meyer (the "Consultant")

                                   WITNESSETH

           WHEREAS, the Consultant and the Company have agreed that the Consultant shall retire as Executive Chairman of the Company on the 10th day of May 2000 (the "Date of Retirement"); and

           WHEREAS, the Company and the Consultant have agreed that the Consultant will continue to serve the Company as a consultant for a period of time following the Consultant's retirement as Executive Chairman of the Company;

           NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Company and the Consultant agree as follows:

           1.      Consulting Fees.

                   (a) In consideration of the Consultant's provision of Consulting Services, in accordance with and subject to Section 2 below, the Company will pay the Consultant the consulting fees (the "Fees") in three installments as follows on the following payment dates:

                          (i) One Million Three Hundred Ninety-Five Thousand Dollars ($1,395,000) on the Date of Retirement;

                          (ii) One Million Three Hundred Ninety-Five Thousand Dollars ($1,395,000) on the first anniversary of the Date of Retirement; and

                          (iii) One Million Three Hundred Ninety-Five Thousand Dollars ($1,395,000) on the second anniversary of the Date of Retirement.

                   (b) The Consultant and the Company acknowledge that, due to transitional issues, on-going developments, and other activities during the first year of the Consulting Period, the Consultant will provide more services than in the second and third years. As additional consideration for the Consultant's provision of Consulting Services during the first year of the Consulting Period, in accordance with and subject to Section 2 below, the Company will deliver to the Consultant 5,880 shares (which shall be adjusted equitably to reflect stock splits, stock dividends or similar changes affecting the common stock of the Company occurring prior to the date such shares are to be delivered to the Consultant) of the Company's common stock on each of the Date of Retirement (i.e., May 10, 2000), July 1, 2000, October 1, 2000 and January 1, 2001 (the "Additional Fees"). Such common stock may bear a restricted securities legend to the extent the Company reasonably deems such legend necessary to comply with applicable law.

           2.      Consulting Services and Payment Therefore

                   (a) The Consultant hereby agrees to provide non-exclusive consulting services to the Company for a period of three (3) years following the Date of Retirement (the "Consulting Period"). By way of clarification, the parties agree that the Consulting Period will continue in accordance with the terms of this Agreement regardless of Consultant's continuing role as a Director of the Company and that the Consultant's failure or inability to continue as a Director shall not constitute "Cause" as defined in Section 2(f) below.

                   (b) In his capacity as a consultant to the Company, the Consultant, upon reasonable advance notice and at times reasonably agreeable to the Consultant, shall (i) assist with respect to transitional matters that may arise in connection with the Consultant's retirement as Executive Chairman of the Company; (ii) respond to requests for assistance or information concerning business matters with which the Consultant became familiar while employed; and (iii) provide business advice and counsel to the Company with respect to business strategies and acquisition, dispositions, development and redevelopment of multi-family rental properties (collectively, the "Consulting Services").

                   (c) It is intended and agreed by and between the parties that while providing Consulting Services, the Consultant is and shall at all times be and remain, an independent contractor. The Consultant understands and agrees that during the Consulting Period, he is not an employee of the Company or any of its affiliates and shall not be treated as an employee for any purpose. The Consultant understands that he will not be entitled by reason of providing the Consulting Services to any compensation other than the consideration provided in this Agreement, including, without limitation, the Fees and Additional Fees described in Section 1 above. The Company shall promptly reimburse the Consultant for all reasonable out-of-pocket costs incurred by him in connection with providing Consulting Services, subject to approval and documentation in accordance with applicable policies as may be in effect from time to time. Nothing in this Agreement or otherwise shall be construed as identifying the Consultant as an employee, agent or legal representative of the Company or any of its affiliates during the Consulting Period for any purpose whatsoever. The Consultant will not be authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company with respect to any matter, except as expressly authorized in writing by the Company. The Consultant shall not use any of the Company's trade names, trademarks, service names or servicemarks without the prior written approval of the Company.

                   (d) The Company will indemnify and hold the Consultant harmless with respect to any liability, cost, claims, damage (including reasonable attorney's fees) arising from his provision of Consulting Services except to the extent arising from the Consultant's reckless or willful misconduct and provided in any such case, that the Consultant promptly notify the Company, in writing, of any claim for indemnification made hereunder and allow the Company to assume the defense of any claim with counsel reasonably acceptable to the Consultant.

                   (e) During the Consulting Period, the Consultant shall be free to pursue other business opportunities or employment, except to the extent that such other business opportunities or employment might violate the terms of this Agreement, any other agreement between the Consultant and the Company, or the Consultant's fiduciary duties to the Company to the extent he remains a Director of the Company. The Consultant shall not be required to provide Consulting Services in a manner that unreasonably interferes with his ability to pursue such other business opportunities or employment; provided, that the Consultant shall remain available in any event to provide and shall provide, on reasonable notice, Consulting Services to the Company.

                   (f) This Agreement shall terminate prior to the end of the Consulting Period, without further obligation on the part of the Company, automatically upon the death of the Consultant or the Company's termination of this Agreement for "Cause". For purposes of this Agreement, the term "Cause" shall mean the Consultant's reckless or willful misconduct in the provision of Consulting Services or the Consultant's willful and material breach of this Agreement. Notwithstanding the foregoing, no termination of this Agreement by the Company shall be treated as for Cause unless and until all the steps described in Subparagraphs (i) to (iii) below have been complied with:

                          (i)        Notice of intention to terminate for Cause
has been given to the Consultant in writing by the Company within 120 days after the Chief Executive Officer of the Company learns of the act, failure to act or event (or latest in a series of acts, failures to act or events) constituting Cause;

                          (ii)       Consultant has been given written notice
of the particular acts, failures to act or events which forms the basis for the Company's assertion of Cause and has been afforded at least 30 days in which
(A) to present his position with respect to such basis in writing and, (B) if, in the reasonable judgment of the Company, such act, failure to act or event is curable, Consultant has been given a reasonable opportunity to cure the asserted basis for Cause; and

                          (iii)      In the event the Company reasonably
determines that the Consultant's written statement of his position with respect to the Company's assertion of Cause is not satisfactory and, if curable,

Consultant failed to cure to the Company's reasonable satisfaction, the Company then may commence an arbitration proceeding to establish that it has Cause to terminate the Agreement. In the event that an arbitrator determines that the Company does not have a basis to terminate this Agreement for Cause, the Company's obligation to continue paying the Fees shall continue. The arbitration shall take place in accordance with the procedures described in
Section 5 of the Mutual Release and Separation Agreement, of even date herewith, by and between the Consultant and the Company (the "Separation Agreement"). In the event that the date of payment for any installment of the Fees or date of delivery of the Additional Fees occurs while the process described in Subsections (i) through (iii) hereof is pending, the Company shall pay that installment of the Fees or deliver that installment of the Additional Fees into an escrow account in accordance with and subject to the escrow provisions of Section 5(e) of the Separation Agreement. The arbitrator shall direct that the amount held in escrow, including accrued interest, be paid over to the prevailing party. Nothing in this Section 2(f) shall be deemed to preclude the Company or the Consultant from seeking equitable relief in a court as specified in, and for the limited purposes set forth in, Section 5(f) of the Separation Agreement.

           3.      Non-Compete.

                   (a) During the Consulting Period, the Consultant covenants and agrees that he shall not participate in any manner, directly or indirectly, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder (other than through ownership of less than 3% of the outstanding shares), in any publicly-traded real estate investment trust or publicly-traded real estate company that, in either case, is primarily or significantly involved in the ownership, operation, management or rental of multi-family apartment homes. This provision in no way shall limit the Consultant's fiduciary and common law obligations to the Company in his role as a director of the Company.

                   (b) In furtherance of the Consultant's obligations under this Agreement, Consultant further agrees that he shall not disclose, provide or reveal, directly or indirectly, any confidential information concerning the Company, including without implication of limitation, their respective operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (i) a valid subpoena or (ii) as otherwise required by law, but in either case only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, at least one (1) business day after the Consultant receives notice compelling such disclosure.

                   (c) By way of background, the Consultant acknowledges that he presently is under the following obligations that may limit his ability to compete with the Company: Section 3 of this Agreement, Section 10 of that certain Retirement Agreement, of even date herewith, by and between the Consultant and the Company (the "Retirement Agreement"); Annex B to the Employment Agreement; and ongoing fiduciary obligations to the extent Consultant remains a Director of the Company (collectively, the "Restrictions"). The Company agrees that aside from the Restrictions: (i) nothing else in this or any other agreement prohibits the Consultant from competing with, or providing services, to an entity that competes with, the Company; (ii) such competition or services alone would not constitute a violation of this or any other agreement or law; and (iii) the Company will not assert that such competition or services alone constitutes a violation of this or any agreement or law on the theory that it inevitably would result in the disclosure of confidential information or trade secrets. This provision, however, shall not relieve the Consultant of any obligations he may have under Sections 8(b) or 8(c) of the Employment Agreement, Annex B thereto, or common or statutory law not to use or disclose trade secrets or confidential information of the Company.
           4.      Adverse Actions. The Consultant agrees that for forty-eight
(48) months following the date he executes this Agreement, or, if later, until that date on which he ceases to be a Director of the Company, without the prior written consent of the Company the Consultant shall not, directly or indirectly or in any manner, or solicit, request, advise, assist or encourage any other person or entity to, (a) undertake any action that would be reasonably likely to, or is intended to, result in a Change in Control (as that term is defined in the Employment Agreement) of the Company, including, for these purposes, without limitation, a valuation of the Company; (b) seek to change or control in any manner the management or the Board of Directors of the Company, or the business, operations or affairs of the Company; or (c) undertake an investment (other than in respect to the equity rights with respect to option awards and stock grants provided to the Consultant in consideration of his employment), in the Company. The foregoing shall not apply to the Consultant's routine participation as a Director of the Company or to routine interests in Company equity, such as through reinvestments of Company dividends.

           5. Exclusivity. This Agreement sets forth all the consideration to which the Consultant is entitled by reason of providing Consulting Services.

           6. Tax Matters. All payments and other consideration provided to the Consultant pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes; provided, that nothing contained in this
Section 6 affects the Consultant's independent obligation and primary responsibility, which obligation and responsibility the Consultant hereby affirms, to determine and make proper judgments regarding the payment of taxes under applicable law. The Company represents that it is the Company's current belief that withholding of income taxes on the Fees is not required and the Company further intends to pay to the Consultant the full amount of the Fees (subject to offsets, if any, authorized by the Consultant) and report same for tax purposes on a Form 1099.

           7.      Notices, Acknowledgments and Other Terms

                   (a) This Agreement shall become effective on the Effective Date of the Separation Agreement, as defined in Section 7(d) of the Separation Agreement (the "Effective Date").

                   (b) By signing this Agreement, the Consultant acknowledges that he is doing so voluntarily and knowingly, fully intending to be bound by this Agreement. The Consultant also acknowledges that he is not relying on any representations by any representative of the Company concerning the meaning of any aspect of this Agreement.

                   (c) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either the Consultant or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Agreement.
                   (d) Any notices required to be given under this Agreement shall be provided in writing and delivered by hand or certified mail, and shall be deemed to have been duly given when received at the following addresses, unless and to the extent that notice of change of address has been duly given hereunder

                   If to the Consultant at:

                   Mr. Gilbert M. Meyer
                   26007 Torello Lane
                   Los Altos Hills, CA 94022

                   with a copy to:

                   Ethan Lipsig, Esq.
                   Paul, Hastings, Janofsky & Walker LLP

                   555 South Flower Street
                   Los Angeles, CA 90071-2371

                   If to the Company, to it at:

                   AvalonBay Communities, Inc.
                   2900 Eisenhower Avenue, Third Floor
                   Alexandria, VA 22314
                   Attention: Chief Executive Officer

                   with a copy to:

                   AvalonBay Communities, Inc.
                   2900 Eisenhower Avenue, Third Floor
                   Alexandria, VA 22314
                   Attention: General Counsel

                   and a copy to:

                   Joseph A. Piacquad, Esq,
                   Goodwin, Procter & Hoar  LLP
                   Exchange Place
                   Boston, MA 02109-2881

                   (f) The law of the State of Maryland will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

                   (g) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties' intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

                   (h) This Agreement may be modified only by a written agreement signed by the Consultant and an authorized representative of the Company.

                   (i) This Agreement, the Retirement Agreement and the Separation Agreement and Sections 4(b), 6, 7(d), 8(a) (as amended by Section 10 of the Retirement Agreement), 8(b) (as clarified by Section 14(i) of the Retirement Agreement), 8(c) and 13(a) (as amended by Section 5 of the Separation Agreement), and Annex B of the Employment Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided therein, supersede all prior agreements between the parties with respect to any related subject matter.

                   (j) Neither the Company nor the Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement without the consent of the Consultant in the event that the Company shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Company and the Consultant, their respective successors, executors, administrators, heirs and permitted assigns.

                   (k) Subject in all events to applicable laws, in the event of the Consultant's death, any payments or other consideration then due and payable or deliverable to the Consultant by the Company under this Agreement will be paid or delivered to the Consultant's designated beneficiary, or, if the Consultant is not survived by such designated beneficiary, or the Consultant fails to effectively designate a beneficiary, to the Consultant's estate. The Company acknowledges that you have designated The Meyer 1997 Irrevocable Trust, dated February 10, 1997, Jo Ann Conner, or her successor, Trustee, as the beneficiary. The Consultant may designate a beneficiary or change such designation from time-to-time in accordance with the notice provisions of this Agreement. The Company will reasonably cooperate with you to modify this provision to the extent reasonably necessary so as to give effect to the purpose of this provision in a manner that complies with applicable laws.

                   (l) This Agreement may be executed in counterparts and/or by facsimile transmission, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

           IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized officer, and by the Consultant.




           CONSULTANT:                 AVALONBAY COMMUNITIES, INC.


/s/ GILBERT M. MEYER                   By:    /s/ RICHARD L. MICHAUX
--------------------------                --------------------------
Gilbert M. Meyer                                  Richard L. Michaux
                                                  Its: Chief Executive Officer

Dated:    March 24, 2000               Dated:     March 24, 2000
      --------------------                   -----------------------



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